Exhibit 99.1

New York Community Bancorp, Inc. Reports 3Q 2009 Diluted GAAP Earnings per Share of $0.28, Diluted Operating EPS of $0.26, and Diluted Cash EPS of $0.33(1)(2)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

3Q 2009 Performance Highlights

  Substantial Net Interest Income Growth: Net interest income rose 24.5% year-over-year and 4.0% linked quarter, to $226.4 million.
  Substantial Net Interest Margin Expansion: The margin rose 49 basis points year-over-year and 11 basis points linked-quarter to 3.17%.
  Strong Cash Earnings Growth: Cash earnings rose 19.4% year-over-year, to $114.3 million, equivalent to a $0.05, or 17.9%, rise in diluted cash earnings per share to $0.33.(2)
  Solid Operating Earnings: Despite an increase in FDIC insurance premiums and the provision for loan losses, operating earnings rose 6.4% year-over-year, to $90.2 million, equivalent to a $0.01 increase in diluted operating earnings per share to $0.26.(1)
  Strong Operating Efficiency: At 35.85%, the operating efficiency ratio reflected linked-quarter and year-over-year improvements of 87 and 216 basis points, respectively.(3)
  Continued Loan Production at Substantial Spreads: Loans grew at an annualized rate of 4.6% in the quarter, reflecting third quarter originations of $921.1 million. Together, multi-family and commercial real estate loan originations totaled $705.8 million and featured an average yield that was 338 basis points above the average five-year Constant Maturity Treasury rate.
  Above-Average Asset Quality: Net charge-offs equaled 0.03% of average loans in the quarter, as compared to 0.81% for the SNL Bank & Thrift Index. Non-performing assets represented 1.45% of total assets at the end of September, as compared to the Index measure of 3.05%.(4)
  Reduced Securities Portfolio: Securities represented 16.6% of total assets at quarter-end, the lowest level since the second quarter of 2001.
  Increasing Capital Strength: Excluding accumulated other comprehensive loss, net of tax (“AOCL”), the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets equaled 6.25% at September 30, 2009. Including AOCL, the ratio of tangible stockholders’ equity to tangible assets equaled 6.03%.(5)

Please Note: All footnotes to the text are located at the end of this release.

WESTBURY, N.Y.--(BUSINESS WIRE)--October 28, 2009--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported that its third quarter 2009 GAAP earnings rose $40.5 million, or 69.8%, year-over-year to $98.6 million, representing an $0.11, or 64.7%, increase in diluted GAAP earnings per share to $0.28. Operating earnings rose to $90.2 million, or $0.26 per diluted share, in the current third quarter from $84.8 million, or $0.25 per diluted share, in the third quarter of 2008. (1)

The Company’s third quarter 2009 GAAP earnings were increased by a $13.3 million, or $0.04 per diluted share, adjustment to income tax expense, primarily reflecting the resolution of various tax audits, and by a $3.4 million, or $0.01 per diluted share, after-tax gain on the exchange of its Bifurcated Option Note Unit SecuritiESSM (“BONUSES units”) in August 2009. These contributions to third quarter 2009 GAAP earnings were partly offset by a non-cash after-tax charge of $7.9 million, or $0.02 per diluted share, for the other-than-temporary impairment (“OTTI”) of certain investment securities. In the third quarter of 2008, the Company’s GAAP earnings were reduced by non-cash after-tax OTTI charges of $26.7 million, equivalent to $0.08 per diluted share.

The Company also reported cash earnings of $114.3 million, or $0.33 per diluted share, in the current third quarter, which added $15.7 million, or 16.0%, more to tangible capital than its third quarter GAAP earnings alone. (2) (5)

Commenting on the Company’s current third quarter performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “Although the local economy continues to be anemic, we generated solid GAAP, cash, and operating earnings during the last three months. Notably, our cash earnings rose more than 19% to $114.3 million, tantamount to a five cent, or 18%, rise in diluted cash earnings per share.(2) Operating earnings also rose year-over-year, to $90.2 million, equivalent to a penny increase in diluted operating earnings per share. Furthermore, these increases occurred despite a $14.6 million rise in our provision for loan losses and an $8.0 million increase in our FDIC insurance premiums. Year-to-date, FDIC insurance premiums totaled $37.1 million, including the special assessment, an increase from $2.4 million in the first nine months of 2008. (1)

“Earnings growth was largely driven by a year-over-year increase in net interest income, as the average balance of interest-earning assets rose in tandem with a decline in our funding costs. While the average yield on interest-earning assets fell 25 basis points, to 5.60% from the year-earlier level, the average cost of funds declined 79 basis points, to 2.58%. Similarly, our net interest margin rose to 3.17% in the quarter, despite the adverse impact of lower prepayment penalty income and the reversal of interest on loans that transitioned to non-accrual status. In fact, our current third quarter margin was 11 basis points higher than the trailing-quarter measure and 49 basis points higher than the measure recorded in the third quarter of last year.

“In addition, our operating efficiency ratio improved to 35.85% in the current third quarter, despite the higher level of FDIC insurance premiums. (3)

“Another third quarter highlight was the strengthening of our tangible capital position, with tangible stockholders’ equity equaling 6.25% of tangible assets, a nine-month increase of 31 basis points, excluding accumulated other comprehensive loss. Including AOCL in the calculation, the ratio improved 37 basis points to 6.03%.(5) These improvements were attributable to the strength of our cash earnings and the aforementioned exchange of BONUSES units, plus the issuance of 5.9 million common shares totaling $64.7 million through the direct purchase component of our Dividend Reinvestment and Stock Purchase Plan.”

Board of Directors Declares $0.25 per Share Dividend, Payable on November 17th

“In view of our growing capital strength, and the increased contribution of our cash earnings, the Board of Directors last night declared a quarterly cash dividend of $0.25 per share, payable on November 17th to shareholders of record at the close of business on November 6th.

“Turning to asset quality, non-performing loans represented 2.00% of total loans at the end of September, yet our third quarter net charge-offs--at $6.4 million--represented a mere 0.03% of average loans. This significant difference between the volume of non-performing loans and the volume of net charge-offs is consistent with our past performance, as is the degree to which our measures of asset quality compare favorably with those of our industry as a whole. In the third quarter of 2009, the ratio of net charge-offs to average loans was 0.81% for the SNL Bank & Thrift Index, and the ratio of non-performing loans to total loans for the Index was 4.13% at quarter-end.

“While we continue to be distinguished by the well below-average level of our net charge-offs, we increased our loan loss allowance by recording a third quarter loan loss provision of $15.0 million. As a result, the allowance for loan losses grew to $106.7 million at the end of the quarter, an $8.6 million increase from the trailing quarter-end amount.

“Although certain economic data suggests that the recession has ended, the Metro New York region we serve continues to be under duress. Notwithstanding that the linked-quarter percentage increase in non-performing loans was substantially less than the two prior linked-quarter increases, we have yet to turn the corner with regard to asset quality. That said, our demonstrated ability to generate operating and cash earnings against this challenging backdrop is one of the many qualities that make this company unique. With the capital and the capacity to withstand this credit cycle, we expect to see continued earnings growth in the quarters ahead,” Mr. Ficalora said.

Earnings for the Nine Months Ended September 30, 2009

For the nine months ended September 30, 2009, the Company reported GAAP earnings of $243.7 million, or $0.70 per diluted share, in contrast to a loss of $24.3 million, or $0.08 per diluted share, in the first nine months of 2008. During this time, the Company’s nine-month operating earnings rose $36.9 million, or 16.0%, to $266.9 million, equivalent to an $0.08, or 11.6%, increase in diluted operating earnings per share to $0.77.(1)

In addition, the Company reported cash earnings of $303.1 million in the current nine-month period, equivalent to diluted cash earnings per share of $0.88. (2)

The Company’s nine-month 2009 GAAP earnings reflect the impact of OTTI charges recorded in both the second and third quarters, together with the impact of the FDIC special assessment recorded during this time. After-tax, the OTTI charge and the FDIC special assessment equaled $32.1 million and $8.9 million, equivalent to $0.09 and $0.03 per diluted share, respectively. The impact of these items was tempered by the benefit of an adjustment to income tax expense of $14.3 million, or $0.04 per diluted share.

In addition to including after-tax OTTI charges of $56.5 million, the Company’s nine-month 2008 GAAP earnings were reduced by an after-tax debt repositioning charge of $199.2 million and a $2.3 million after-tax litigation settlement charge. Combined, the three charges reduced the Company’s nine-month 2008 GAAP earnings by $258.0 million, or $0.78 per diluted share. A gain on debt redemption and a gain relating to the Company's membership interest in Visa added $0.01 to its diluted GAAP earnings per share in the same period.

Balance Sheet Summary at September 30, 2009

The Company recorded total assets of $32.9 billion at the end of September, a $24.3 million increase from the June 30th balance and a $417.6 million increase from the balance at December 31, 2008.

Loans

Loans represented $23.0 billion, or 70.1%, of total assets at the close of the third quarter, representing a three-month increase of $261.6 million and a nine-month increase of $846.5 million. Multi-family loans represented $16.5 billion, or 71.5%, of the September 30, 2009 total, and were up $249.3 million and $746.9 million, respectively, over the three- and nine-month periods. Commercial real estate (“CRE”) loans accounted for $4.9 billion, or 21.2%, of the loan portfolio at the end of September and were up $100.3 million and $322.4 million, respectively, over the three- and nine-month periods.

At September 30, 2009, the average multi-family loan had a principal balance of $4.0 million and the average CRE loan had a principal balance of $2.7 million. The multi-family and CRE loan portfolios had average loan-to-value ratios (“LTVs”) of 61.0% and 54.4%, respectively, at the close of the quarter, and expected weighted average lives of 4.0 years and 3.6 years, respectively.

The remainder of the loan portfolio at September 30, 2009 consisted of one- to four-family loans of $226.4 million; acquisition, development, and construction (“ADC”) loans of $666.2 million; and other loans of $800.2 million, representing 1.0%, 2.9%, and 3.5%, of total loans, respectively. Reflecting management’s focus on reducing these portfolios during a prolonged period of economic weakness, the balance of one- to four-family loans was down $14.0 million and $39.9 million, respectively, over the three- and nine-month periods, while the balance of ADC loans declined $59.9 million and $110.4 million, respectively, during these times. Similarly, the balance of other loans at the end of September was down $14.1 million and $72.5 million, respectively, from the balances recorded at June 30, 2009 and December 31, 2008. Included in the September 30th balance of other loans were commercial & industrial (“C&I”) loans of $674.2 million, reflecting a nine-month decline of $38.2 million.

The nine-month increase in total loans was the net effect of originations totaling $2.6 billion and repayments totaling $1.8 billion, including third-quarter originations and repayments of $921.1 million and $660.2 million, respectively. Multi-family and CRE loans accounted for $1.4 billion and $511.0 million, respectively, of the Company’s year-to-date originations, and for $561.6 million and $144.2 million, respectively, of loans produced in the third quarter of 2009.

At the present time, the Company has a pipeline of approximately $807 million, including approximately $566 million of multi-family loans and approximately $137 million of CRE loans.

Asset Quality

The Company recorded net charge-offs of $6.4 million in the current third quarter, as compared to $9.2 million and $1.1 million, respectively, in the trailing quarter and year-earlier three months. Net charge-offs represented 0.03% of average loans in the current third quarter, as compared to 0.04% and 0.01%, respectively, in the earlier periods. In addition, the Company’s ratio of net charge-offs to average loans was substantially lower than the 0.81% average for the SNL Bank & Thrift Index.(5) Multi-family loans and CRE loans accounted for $1.4 million and $321,000 of the current third quarter’s net charge-offs, with ADC and other loans accounting for $1.0 million and $3.7 million, respectively.

Although non-performing assets rose on a linked-quarter basis, the magnitude of the percentage increase was substantially smaller than the linked-quarter increases in the first and second quarters of this year. At September 30, 2009, non-performing assets represented $475.7 million, or 1.45%, of total assets, as compared to $341.6 million, or 1.04%, at the end of June. Included in the respective amounts were non-performing loans of $460.4 million and $340.2 million, and other real estate owned (“ORE”) of $15.3 million and $1.5 million, respectively. Multi-family loans accounted for $277.0 million of non-performing loans at the end of the quarter, with CRE loans and ADC loans accounting for $69.1 million and $81.3 million, respectively. The remainder consisted of one- to four-family loans of $14.2 million and other loans of $18.8 million.

The increase in ORE was primarily attributable to the foreclosure of a $13.6 million apartment complex, located in southern New Jersey, which the Company has placed under new management. The property is in the process of being readied for sale.

Loans 30 to 89 days delinquent totaled $221.2 million at the end of September, a $58.0 million increase from the trailing quarter-end amount.

The significant difference between the volume of non-performing loans recorded and the actual losses realized in the final disposition of such loans or the underlying properties has been a long-standing distinction between the Company and its industry. Accordingly, the Company believes that the significant increase in non-performing loans it has experienced in recent quarters will not necessarily result in a comparable increase in losses. Nonetheless, in view of the severity of the credit cycle, the Company recorded a $15.0 million provision for loan losses in the current third quarter, bringing the nine-month loan loss provision to $33.0 million. The third quarter provision was $3.0 million higher than the provision recorded in the trailing quarter and $14.6 million higher than the year-earlier amount. Reflecting a nine-month loan loss provision of $33.0 million and nine-month net charge-offs of $20.7 million, the allowance for loan losses rose from $94.4 million at the end of December to $106.7 million at September 30, 2009.

Securities

Securities accounted for $5.5 billion, or 16.6%, of total assets at the end of September, down from $5.6 billion, or 17.2% of total assets, at the close of the second quarter and from $5.9 billion, or 18.2% of total assets, at December 31, 2008. Government-sponsored enterprise (“GSE”) securities represented approximately 90% of the securities portfolio at each of the respective period-ends.

The three- and nine-month declines in the securities portfolio reflect declines in the balances of held-to-maturity securities and securities available for sale. Held-to-maturity securities totaled $4.6 billion at the end of September, signifying reductions of $147.7 million and $249.0 million, respectively. Available-for-sale securities totaled $813.0 million at the end of September, and were down $36.1 million and $197.5 million, respectively, over the three- and nine-month periods.

Although the reduction in securities was primarily due to repayments, it also reflects the Company’s assessment in the current and trailing quarters of certain pooled trust preferred and other debt securities as other-than-temporarily impaired, due to the deferral of interest payments on the underlying collateral. The OTTI that was recognized in the current third quarter contributed to a $6.8 million, or 23.8%, linked-quarter decline in the after-tax net unrealized loss on securities and a nine-month decline of $15.5 million, or 41.7%.

Funding Sources

In addition to the cash flows generated through loan and securities repayments, the Company’s funding primarily stems from deposits and borrowed funds. Depending on the availability and attractiveness of certain funding facilities, the Company typically has refrained from pricing its retail deposits at the higher end of the market in order to contain its funding costs. While the Company has the capacity to increase deposits through its extensive branch network, it opted to utilize certain wholesale funding to enhance its liquidity during the quarter when such funding was more attractively priced.

Deposits totaled $14.5 billion at the end of September, representing a three-month increase of $113.8 million and a nine-month increase of $92.3 million. While certificates of deposit (“CDs”) declined $275.8 million and $1.0 billion, respectively, to $5.8 billion, these reductions were exceeded by three- and nine-month increases in NOW and money market accounts, savings accounts, and non-interest-bearing accounts.

NOW and money market accounts totaled $4.7 billion at the end of September, a $260.2 million increase from the June 30th balance and an $865.7 million increase from the balance at December 31, 2008. Savings accounts rose $124.7 million to $2.9 billion over the course of the quarter, and were up $249.3 million from the balance recorded at year-end. Non-interest-bearing accounts totaled $1.1 billion at the end of September, and were up $4.8 million and $3.5 million, respectively, over the three- and nine-month periods.

Borrowed funds totaled $13.9 billion at the end of September, down $195.1 million from the June 30th balance, and up $367.2 million from the balance at December 31, 2008. The linked-quarter decline was the result of a $146.4 million reduction in wholesale borrowings to $12.8 billion and a $48.8 million decline in junior subordinated debentures to $435.2 million. The latter reduction was attributable to the aforementioned BONUSES unit exchange.

The nine-month increase in borrowed funds was largely due to a $416.1 million increase in wholesale borrowings, which exceeded the impact of the reduction in junior subordinated debentures stemming from the third quarter 2009 BONUSES unit exchange. Included in wholesale borrowings at September 30, 2009 were Federal Home Loan Bank of New York (“FHLB-NY”) advances of $8.1 billion and repurchase agreements of $4.2 billion, up $366.1 million and down $285.0 million, respectively, from the balances at year-end 2008.

Stockholders’ Equity

Stockholders’ equity totaled $4.3 billion at the end of September, a linked-quarter increase of $129.9 million and a $121.3 million increase from the balance recorded at December 31, 2008. The September 30, 2009 amount was equivalent to 13.20% of total assets and a book value per share of $12.21. At June 30, 2009 and December 31, 2008, stockholders’ equity was equivalent to 12.81% and 13.00% of total assets, while book value per share equaled $12.21 and $12.25 per share, respectively.

The Company calculates book value per share by excluding the number of unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding. At September 30, 2009, June 30, 2009, and December 31, 2008, the Company’s book values per share were calculated on the basis of 355,457,472; 344,742,899; and 344,353,808 shares, respectively. The number of shares at the end of September includes 4.8 million shares that were issued in connection with the exchange of 1.4 million BONUSES units and 5.9 million shares totaling $64.7 million that were issued through the direct purchase feature of the Company’s Dividend Reinvestment and Stock Purchase Plan (“DRP”).

Tangible stockholders’ equity equaled $1.8 billion at the end of September, as compared to $1.7 billion at each of the earlier period-ends. The September 30, 2009 amount was equivalent to 6.03% of tangible assets, a 44-basis point increase from the June 30th measure and a 37-basis point increase from the measure at year-end 2008. Excluding AOCL from the calculation, the Company’s adjusted tangible stockholders’ equity represented 6.25% of adjusted tangible assets at the end of September, as compared to 5.83% and 5.94%, respectively, at June 30, 2009 and December 31, 2008. The increase in these tangible capital measures was due to the increase in cash earnings, the aforementioned exchange of BONUSES units, and the aforementioned issuance of shares through the Company’s DRP. (5)

The Company’s subsidiary banks also reported solid levels of capital at the end of September, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At September 30, 2009, New York Community Bank had a leverage capital ratio of 7.41%, exceeding the minimum required for “well capitalized” classification by 241 basis points. At the same time, New York Commercial Bank had a leverage capital ratio of 10.84%, exceeding the minimum required for such classification by 584 basis points.

Earnings Summary for the Three Months Ended September 30, 2009

The Company recorded third quarter 2009 GAAP earnings of $98.6 million, up from $56.4 million and $58.1 million, respectively, in the trailing and year-earlier three months. GAAP earnings per share rose to $0.28 in the current third quarter from $0.16 and $0.17, respectively, in the earlier periods.

Operating earnings rose to $90.2 million in the current third quarter from $89.1 million and $84.8 million, respectively, in the trailing quarter and year-earlier three months. Diluted operating earnings per share equaled $0.26 in the three months ended September 30, 2009 and in the trailing quarter, up from $0.25 in the three months ended September 30, 2008. (1)

The Company’s third quarter 2009 operating earnings exclude the benefit of the $13.3 million, or $0.04 per diluted share, adjustment to income tax expense that primarily stemmed from the resolution of various tax audits, and the $3.4 million, or $0.01 per diluted share, after-tax gain on the exchange of its BONUSES units in August 2009. Also excluded from current third quarter 2009 operating earnings was the impact of the non-cash after-tax charge of $7.9 million, or $0.02 per diluted share, for the OTTI of certain trust preferred securities. (1)

The Company’s operating earnings for the second quarter of 2009 and the third quarter of 2008 exclude the impact of non-cash after-tax OTTI charges of $24.2 million and $26.7 million that were equivalent to $0.07 and $0.08 per diluted share, respectively. (1)

Net Interest Income

The Company recorded net interest income of $226.4 million in the current third quarter, as compared to $217.6 million and $181.9 million, respectively, in the trailing and year-earlier three months. The linked-quarter and year-over-year increases were driven by a combination of factors, including an increase in the average balance of loans; a reduction in the cost of retail and wholesale funding; and the extinguishment of certain trust preferred securities in connection with the aforementioned BONUSES unit exchange.

Year-over-Year Comparison

Interest income rose $4.5 million year-over-year, to $402.9 million as a $1.5 billion increase in the average balance of interest-earning assets to $28.8 billion exceeded the impact of a 25-basis point reduction in the average yield to 5.60%.

The interest income produced by loans rose $10.3 million year-over-year, to $327.1 million, as the average balance rose $1.7 billion to $22.8 billion, more than offsetting the impact of a 27-basis point drop in the average yield on such assets, to 5.75%. The increase in the interest income produced by loans occurred despite a $1.6 million decline in prepayment penalty income to $2.3 million, as the economic environment continued to inhibit refinancing activity. The interest income on loans was also reduced by the reversal of interest income on loans that moved to non-accrual status during the current three-month period.

The interest income produced by securities and money market investments fell $5.8 million year-over-year to $75.8 million, as the average balance declined $214.3 million to $6.0 billion, and the average yield on such assets fell 20 basis points to 5.06%.

Interest expense fell $39.9 million year-over-year to $176.6 million, as the impact of a $1.7 billion increase in the average balance of interest-bearing liabilities was exceeded by the benefit of a 79-basis point decrease in the average cost of funds, to 2.58%. In addition to the historically low level of the federal funds rate, the lower cost reflects the strategic run-off of higher-cost CDs and the Company’s strategic exchange of BONUSES units for common stock in August of this year. In connection with the exchange, trust preferred securities totaling $48.6 million with a rate of 6.0% were extinguished, contributing to the reduction in the average cost of borrowed funds.

While the average balance of borrowed funds rose $1.5 billion year-over-year, to $14.3 billion, the average cost of such funds fell 45 basis points, to 3.62%, year-over-year. As a result, the interest expense produced by borrowed funds totaled $130.0 million in the current third quarter, comparable to the $130.1 million produced by borrowed funds in the year-earlier three months.

The interest expense produced by interest-bearing deposits totaled $46.5 million in the current third quarter, a $39.9 million reduction from the year-earlier amount. While the average balance rose $113.0 million year-over-year, to $12.9 billion, the impact of this increase was substantially exceeded by the benefit of a 125-basis point drop in the average cost of such funds to 1.43%.

CDs accounted for $35.5 million of the interest expense generated by deposits, representing a year-over-year reduction of $31.8 million, or 47.3%. The reduction was the result of a $1.1 billion decline in the average balance of such deposits, coupled with a 146-basis point decline in the average cost to 2.40%. At September 30, 2009, $4.9 billion of CDs with an average interest rate of 2.05% were scheduled to mature in the next four quarters. As a result, the Company currently expects to see a further decline in the cost of such funds during that time, absent an increase in the federal funds rate.

NOW and money market accounts produced $7.4 million of the interest expense generated in the current third quarter, a $6.0 million decrease year-over-year. Although the average balance of NOW and money market accounts rose $1.1 billion to $4.3 billion, the average cost of such funds fell 100 basis points to 0.69% during the same time.

Similarly, the interest expense produced by savings accounts fell $2.1 million to $3.7 million, the net effect of a $61.9 million increase in the average balance and a 32-basis point drop in the average cost to 0.52%.

Including average non-interest-bearing accounts of $1.1 billion and $1.3 billion, respectively, in the current and year-earlier third quarters, the average cost of deposits equaled 1.31% and 2.44% in the three months ended September 30, 2009 and 2008.

The same factors that contributed to the year-over-year increase in third quarter 2009 net interest income contributed to the expansion of the Company’s interest rate spread and net interest margin during this time. At 3.02%, the Company’s current third quarter spread was 54 basis points higher than the year-earlier measure and, at 3.17%, its margin was up 49 basis points. Prepayment penalty income contributed four basis points to the current third quarter margin, as compared to five basis points in the year-earlier three months.

Linked-Quarter Comparison

On a linked-quarter basis, net interest income rose $8.8 million, the result of a $1.2 million increase in interest income and a $7.5 million reduction in interest expense.

The linked-quarter rise in interest income was the net effect of a $336.6 million increase in the average balance of interest-earning assets and a five-basis point decrease in the average yield. While the average balance of loans rose $380.9 million over the course of the quarter, the average yield on such assets held steady at 5.75%. As a result, the interest income produced by loans rose $5.5 million on a linked-quarter basis, exceeding the impact of a $4.2 million decline in the interest income produced by securities and money market investments. The latter decline was attributable to a 25-basis point decrease in the average yield on such assets, coupled with a $44.4 million decrease in the average balance of such funds.

The linked-quarter reduction in interest expense was the net effect of a $475.0 million increase in the average balance of interest-bearing liabilities and an 18-basis point reduction in the average cost of funds. The interest expense produced by borrowed funds rose $1.4 million, as a $569.1 million increase in the average balance exceeded the impact of a 15-basis point drop in the average cost of such funds. The interest expense produced by interest-bearing deposits also declined, by $8.9 million, the result of a $94.1 million reduction in the average balance and a 28-basis point decline in the average cost.

The interest expense produced by CDs fell $9.1 million linked-quarter, as the average balance declined $441.0 million and the average cost of such funds fell 44 basis points. This reduction in CD-generated interest expense was tempered by modest increases in the interest expense produced by NOW and money market accounts and savings accounts, as the average balances of such funds rose $235.4 million and $111.5 million, respectively, more than offsetting average cost reductions of four and one basis points. Including average non-interest-bearing deposits of $1.1 billion and $1.2 billion, the average cost of deposits declined to 1.31% in the current third quarter from 1.56% in the second quarter of this year.

In addition, the Company’s interest rate spread rose 13 basis points linked-quarter, while its margin rose 11 basis points.

Provision for Loan Losses

The provision for loan losses is based on management’s assessment of the adequacy of the loan loss allowance. This assessment is made periodically and considers several factors, including the current and historical performance of the loan portfolio and its inherent risk characteristics; the level of non-performing loans and charge-offs; local economic conditions; the direction of real estate values; and current trends in regulatory supervision.

The Company recorded a $15.0 million provision for loan losses in the current third quarter, exceeding the trailing quarter amount by $3.0 million and the third quarter 2008 amount by $14.6 million. Reflecting the provision and net charge-offs recorded in the current third quarter, the allowance for loan losses rose $8.6 million from the June 30, 2009 balance to $106.7 million at September 30, 2009.

For additional information about the provision for loan losses and the loan loss allowance, please see the discussion of asset quality earlier in this release.

Non-interest Income

The Company has three primary components of non-interest income: fee income, income from bank-owned life insurance (“BOLI”), and other income, primarily consisting of revenues from the sale of third-party investment products and revenues from the Company’s investment subsidiary, Peter B. Cannell & Co., Inc. (“PBC”). The non-interest income from these three ongoing revenue sources totaled $22.6 million in the current third quarter, as compared to $22.0 million and $24.8 million in the trailing and year-earlier three months, respectively.

The year-over-year decrease was primarily due to a $1.4 million decline in other income to $6.0 million as revenues from PBC and the sale of third-party investment products fell $372,000 and $950,000, respectively, year-over-year. The year-over-year declines in fee income and BOLI income were more modest, with fee income falling $720,000 to $9.7 million and BOLI income dropping $107,000, to $6.9 million during this time. The linked-quarter rise reflects modest increases in fee income, BOLI income, and other income.

In the third quarter of 2009, the combined revenues from the three ongoing components of non-interest income were tempered by a $13.3 million OTTI charge. However, the Company also recorded a $5.7 million gain on the extinguishment of trust preferred securities in connection with the exchange of BONUSES units during this time. As a result, the Company recorded total non-interest income of $15.1 million in the third quarter of 2009.

In the second quarter of 2009, the combined revenues from fee income, BOLI income, and other income were exceeded by OTTI charges of $39.7 million; similarly, the Company recorded OTTI charges of $44.2 million in the third quarter of 2008. As a result, the Company recorded non-interest losses of $17.7 million and $19.3 million in the three months ended June 30, 2009 and September 30, 2008, respectively.

Non-interest Expense

In the current third quarter, non-interest expense totaled $95.5 million, down $11.9 million from the trailing-quarter level, and up $11.1 million from the level recorded in the third quarter of 2008. Operating expenses accounted for $90.1 million of non-interest expense in the current third quarter, representing a linked-quarter reduction of $11.9 million and an $11.5 million increase from the year-earlier amount.

In the second quarter of 2009, the Company’s operating expenses were increased by an FDIC special assessment of $14.0 million; an additional $801,000 was recorded for this purpose in the third quarter of 2009. Reflecting the FDIC special assessment, general and administrative (“G&A”) expense totaled $26.3 million in the current third quarter, down $12.7 million on a linked-quarter basis and up $8.1 million year-over-year. The year-over-year increase was largely due to the increase in FDIC insurance premiums.

Compensation and benefits expense totaled $46.1 million in the current third quarter, up $1.0 million and $3.3 million, respectively, from the levels recorded in the trailing and year-earlier three months. The linked-quarter increase in compensation and benefits expense was partly offset by a $207,000 reduction in occupancy and equipment expense to $17.7 million. Year-over-year, occupancy and equipment expense rose $115,000.

Largely reflecting the increase in net interest income, the Company’s operating efficiency ratio improved to 35.85% in the current third quarter from 36.72% and 38.01%, respectively, in the trailing and year-earlier three months.(3)

Income Tax Expense

The Company recorded income tax expense of $32.4 million in the current third quarter, as compared to $24.0 million and $19.7 million, respectively, in the trailing and year-earlier three months. While pre-tax income rose $53.1 million year-over-year and $50.5 million linked quarter, to $131.0 million, the level of income tax expense recorded in the current third quarter reflects a downward adjustment of $13.3 million, primarily in connection with the resolution of various tax audits during this period. Similarly, the effective tax rate declined to 24.73% in the current third quarter, from 29.85% and 25.38%, respectively, in the trailing and year-earlier three months.

About New York Community Bancorp, Inc.

With assets of $32.9 billion at September 30, 2009, New York Community Bancorp, Inc. is the 24th largest bank holding company in the nation and a leading producer of multi-family loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, with 177 branches serving customers throughout Metro New York and New Jersey; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through five local divisions: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn, and Garden State Community Bank in New Jersey. Similarly, the Commercial Bank operates 18 of its branches under the name Atlantic Bank. Information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Conference Call

The Company will host a conference call on October 28, 2009 at 9:30 a.m. (ET) to discuss its third quarter 2009 performance and strategies. The conference call may be accessed by dialing 800-862-9098 (for domestic calls) or 785-424-1051 (for international calls) and providing the following access code: 3QNYCB. A replay will be available approximately two hours following completion of the call through midnight on November 2nd, and may be accessed by calling 800-374-1375 (domestic) or 402-220-0682 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company’s web site, www.myNYCB.com, clicking on “Investor Relations,” and following the prompts. The webcast will be archived through 5:00 p.m. on November 25, 2009.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities and real estate markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or securities portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base or in the financial or operating performances of our customers’ businesses; changes in the demand for our deposit, loan, and investment products and other financial services in the markets we serve; changes in deposit flows and wholesale borrowing facilities; changes in our credit ratings or in our ability to access the capital markets; changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; our ability to retain key members of management; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, taxation, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; additional FDIC special assessments or required assessment prepayments; changes in accounting principles, policies, practices, or guidelines; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board of Governors; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

In addition, it should be noted that we routinely evaluate opportunities to expand through acquisition and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur.

Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this release. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$153,838	$203,216
Securities available for sale:
Mortgage-related	701,245	833,684
Other	111,750	176,818
Total available-for-sale securities	812,995	1,010,502
Securities held to maturity:
Mortgage-related	2,611,438	3,164,856
Other	2,030,597	1,726,135
Total held-to-maturity securities	4,642,035	4,890,991
Total securities	5,455,030	5,901,493
Mortgage loans:
Multi-family	16,472,509	15,725,654
Commercial real estate	4,873,403	4,551,025
Acquisition, development, and construction	666,196	776,559
1-4 family	226,413	266,307
Total mortgage loans	22,238,521	21,319,545
Other loans	800,205	872,667
Total loans	23,038,726	22,192,212
Less: Allowance for loan losses	(106,659)	(94,368)
Loans, net	22,932,067	22,097,844
Federal Home Loan Bank of New York stock, at cost	423,028	400,979
Premises and equipment, net	207,622	217,762
Goodwill	2,436,401	2,436,401
Core deposit intangibles, net	71,205	87,780
Other assets	1,205,277	1,121,431
Total assets	$32,884,468	$32,466,906

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$4,684,607	$3,818,952
Savings accounts	2,881,393	2,632,078
Certificates of deposit	5,770,801	6,796,971
Non-interest-bearing accounts	1,131,100	1,127,647
Total deposits	14,467,901	14,375,648
Borrowed funds:
Wholesale borrowings	12,759,176	12,343,064
Junior subordinated debentures	435,227	484,216
Other borrowings	669,517	669,430
Total borrowed funds	13,863,920	13,496,710
Other liabilities	212,108	375,302
Total liabilities	28,543,929	28,247,660
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 355,842,337 and 344,985,111 shares issued, respectively; 355,839,733 and 344,985,111 shares outstanding at the respective dates)	3,558	3,450
Paid-in capital in excess of par	4,297,006	4,181,599
Retained earnings	109,609	123,511
Treasury stock (2,604 and 0 shares at the respective dates)	(28)	--
Unallocated common stock held by ESOP	(1,212)	(1,995)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities and non-credit portion of other-than-temporary impairment (“OTTI”) losses, net of tax	(17,619)	(32,506)
Net unrealized loss on securities transferred from available for sale to held to maturity, net of tax	(4,092)	(4,706)
Pension and post-retirement obligations, net of tax	(46,683)	(50,107)
Total accumulated other comprehensive loss, net of tax	(68,394)	(87,319)
Total stockholders’ equity	4,340,539	4,219,246
Total liabilities and stockholders’ equity	$32,884,468	$32,466,906

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2009	2008	2009	2008
Interest Income:
Mortgage and other loans	$327,120	$321,640	$316,780	$970,477	$940,164
Securities and money market investments	75,816	80,056	81,619	234,261	253,859
Total interest income	402,936	401,696	398,399	1,204,738	1,194,023

Interest Expense:
NOW and money market accounts	7,380	7,314	13,346	22,257	40,658
Savings accounts	3,687	3,565	5,814	11,468	17,688
Certificates of deposit	35,482	44,617	67,274	132,822	209,647
Borrowed funds	130,027	128,615	130,086	387,331	452,142
Total interest expense	176,576	184,111	216,520	553,878	720,135
Net interest income	226,360	217,585	181,879	650,860	473,888
Provision for loan losses	15,000	12,000	400	33,000	2,100
Net interest income after provision for loan losses	211,360	205,585	181,479	617,860	471,788

Non-interest Income (Loss):
Total loss on OTTI of securities	(22,550)	(51,073)	(44,160)	(73,623)	(93,755)
Less: Non-credit portion of OTTI recorded in other comprehensive income (before taxes)	9,275	11,345	--	20,620	--
Net loss on OTTI recognized in earnings	(13,275)	(39,728)	(44,160)	(53,003)	(93,755)
Fee income	9,682	9,282	10,402	28,255	31,196
Bank-owned life insurance	6,914	6,728	7,021	20,482	20,900
Net gain on sale of securities	--	--	--	--	568
Gain on debt exchange/repurchases	5,717	--	--	5,717	926
Other	6,034	6,007	7,405	18,086	26,671
Total non-interest income (loss)	15,072	(17,711)	(19,332)	19,537	(13,494)

Non-interest Expense:
Operating expenses:
Compensation and benefits	46,093	45,045	42,769	133,560	129,175
Occupancy and equipment	17,700	17,907	17,585	54,343	52,507
General and administrative	26,274	38,975	18,224	88,002	58,214
Total operating expenses	90,067	101,927	78,578	275,905	239,896
Debt repositioning charge	--	--	--	--	285,369
Amortization of core deposit intangibles	5,412	5,476	5,757	16,575	17,610
Total non-interest expense	95,479	107,403	84,335	292,480	542,875
Income (loss) before income taxes	130,953	80,471	77,812	344,917	(84,581)
Income tax expense (benefit)	32,380	24,023	19,748	101,207	(60,233)
Net Income (Loss)	$98,573	$56,448	$58,064	$243,710	$(24,348)

Basic earnings (loss) per share	$0.28	$0.16	$0.17	$0.70	$(0.08)
Diluted earnings (loss) per share	$0.28	$0.16	$0.17	$0.70	$(0.08)

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATION OF GAAP AND OPERATING EARNINGS (unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and operating earnings for the three months ended September 30, 2009, June 30, 2009, and September 30, 2008 and for the nine months ended September 30, 2009 and 2008 follow:

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share data)	2009	2009	2008	2009	2008
GAAP Earnings (Loss)	$98,573	$56,448	$58,064	$243,710	$(24,348)
Adjustments to GAAP earnings (loss):
Loss on OTTI of securities	13,275	39,728	44,160	53,003	93,755
Gain on debt exchange/repurchases	(5,717)	--	--	(5,717)	(926)
FDIC special assessment	801	13,952	--	14,753	--
Resolution of tax audits	(13,316)	--	--	(14,337)	--
Debt repositioning charge	--	--	--	--	325,016
Litigation settlement charge	--	--	--	--	3,365
Visa-related gain	--	--	--	--	(1,647)
Income tax effect	(3,401)	(21,075)	(17,445)	(24,477)	(165,151)
Operating earnings	$90,215	$89,053	$84,779	$266,935	$230,064

Diluted GAAP Earnings (Loss) per Share	$0.28	$0.16	$0.17	$0.70	$(0.08)
Adjustments to diluted GAAP earnings (loss) per share:
Loss on OTTI of securities	0.02	0.07	0.08	0.09	0.17
Gain on debt exchange/repurchases	(0.01)	--	--	(0.01)	(0.01)
FDIC special assessment	--	0.03	--	0.03	--
Resolution of tax audits	(0.04)	--	--	(0.04)	--
Debt repositioning charge	--	--	--	--	0.60
Litigation settlement charge	--	--	--	--	0.01
Visa-related gain	--	--	--	--	(0.01)
Diluted operating earnings per share	$0.26	$0.26	$0.25	$0.77	$0.69

Note: Footing differences in the table are due to rounding.

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATION OF GAAP AND CASH EARNINGS (unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that this measure is important because of its contribution to tangible stockholders’ equity. (Please see the discussion and reconciliation of stockholders’ equity and tangible stockholders’ equity that appear on the following page.) The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income but added back to tangible stockholders’ equity. Unlike other expenses incurred by the Company, such capital items represent contributions to, not reductions of, tangible stockholders’ equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and cash earnings for the three months ended September 30, 2009, June 30, 2009, and September 30, 2008 and for the nine months ended September 30, 2009 follow:

(in thousands, except per share data)	For the Three Months Ended			For the Nine Months Ended Sept. 30, 2009
	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008
GAAP Earnings	$98,573	$56,448	$58,064	$243,710
Additional contributions to tangible stockholders’ equity:
Amortization and appreciation of shares held in stock-related benefit plans	3,219	3,194	3,558	9,897
Associated tax effects	2,473	(566)	1,375	3,794
Dividends on unallocated ESOP shares	157	158	244	473
Amortization of core deposit intangibles	5,412	5,476	5,757	16,575
Gain on debt exchange	(3,381)	--	--	(3,381)
Loss on OTTI of securities	7,851	24,222	26,715	32,072
Total additional contributions to tangible stockholders’ equity	15,731	32,484	37,649	59,430
Cash earnings	$114,304	$88,932	$95,713	$303,140

Diluted GAAP Earnings per Share	$0.28	$0.16	$0.17	$0.70
Additional contributions to diluted GAAP earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.01	0.01	0.03
Associated tax effects	0.01	--	--	0.02
Dividends on unallocated ESOP shares	--	--	--	--
Amortization of core deposit intangibles	0.02	0.02	0.02	0.05
Gain on debt exchange	(0.01)	--	--	(0.01)
Loss on OTTI of securities	0.02	0.07	0.08	0.09
Total additional contributions to diluted GAAP earnings per share	0.05	0.10	0.11	0.18
Diluted cash earnings per share	$0.33	$0.26	$0.28	$0.88

Cash Earnings Data:
Cash return on average assets	1.39%	1.10%	1.22%	1.24%
Cash return on average tangible assets (1)	1.51	1.19	1.33	1.35
Cash return on average stockholders’ equity	10.87	8.49	9.07	9.65
Cash return on average tangible stockholders’ equity (1)	26.98	21.25	22.72	24.21
Cash efficiency ratio (2)	34.88	41.21	36.29	37.06

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures on the following page.
(2)	The Company calculates its cash efficiency ratio by dividing its operating expenses by the sum of its net interest income and non-interest income after excluding the pertinent non-cash items from its operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATIONS OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY, TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES (unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that these non-GAAP measures are an important indication of its ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders’ equity by subtracting from stockholders’ equity the sum of its goodwill and core deposit intangibles (“CDI”) and calculates tangible assets by subtracting the same sum from its total assets. To calculate its ratio of tangible stockholders’ equity to tangible assets, the Company divides its tangible stockholders’ equity by its tangible assets, both of which include accumulated other comprehensive loss, net of tax (“AOCL”). AOCL consists of after-tax net unrealized losses on securities and pension and post-retirement obligations, and is recorded in the Company’s Consolidated Statements of Condition. The Company also calculates its ratio of tangible stockholders’ equity to tangible assets excluding AOCL, as its components are impacted by changes in market conditions, including interest rates, which fluctuate. This ratio is referred to as the ratio of “adjusted tangible stockholders’ equity to adjusted tangible assets.” The Company calculates tangible book value per share by dividing its tangible stockholders’ equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders’ equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders’ equity, respectively. Average tangible stockholders’ equity is calculated by subtracting average goodwill and average CDI from average stockholders’ equity.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names. Reconciliations of the Company’s stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended September 30, 2009, June 30, 2009, and December 31, 2008 and the nine months ended September 30, 2009 and 2008 follow:

	At or for the			At or for the
	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Dec. 31,	Sept. 30,	Sept. 30,
	2009	2009	2008	2009	2008
(in thousands)
Total Stockholders’ Equity	$4,340,539	$4,210,666	$4,219,246	$4,340,539	$4,263,231
Less: Goodwill	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,060)
Core deposit intangibles	(71,205)	(76,617)	(87,780)	(71,205)	(93,513)
Tangible stockholders’ equity	$1,832,933	$1,697,648	$1,695,065	$1,832,933	$1,733,658

Total Assets	$32,884,468	$32,860,123	$32,466,906	$32,884,468	$32,139,500
Less: Goodwill	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,060)
Core deposit intangibles	(71,205)	(76,617)	(87,780)	(71,205)	(93,513)
Tangible assets	$30,376,862	$30,347,105	$29,942,725	$30,376,862	$29,609,927

Tangible Stockholders’ Equity	$1,832,933	$1,697,648	$1,695,065	$1,832,933	$1,733,658
Add back: Accumulated other comprehensive loss, net of tax	68,394	76,301	87,319	68,394	25,509
Adjusted tangible stockholders’ equity	$1,901,327	$1,773,949	$1,782,384	$1,901,327	$1,759,167

Tangible Assets	$30,376,862	$30,347,105	$29,942,725	$30,376,862	$29,609,927
Add back: Accumulated other comprehensive loss, net of tax	68,394	76,301	87,319	68,394	25,509
Adjusted tangible assets	$30,445,256	$30,423,406	$30,030,044	$30,445,256	$29,635,436

Average Stockholders’ Equity	$4,206,036	$4,190,524	$4,185,087	$4,186,417	$4,174,727
Less: Average goodwill and core deposit intangibles	(2,511,174)	(2,516,568)	(2,527,650)	(2,516,604)	(2,540,093)
Average tangible stockholders’ equity	$1,694,862	$1,673,956	$1,657,437	$1,669,813	$1,634,634

Average Assets	$32,813,508	$32,377,212	$32,116,431	$32,464,805	$30,838,563
Less: Average goodwill and core deposit intangibles	(2,511,174)	(2,516,568)	(2,527,650)	(2,516,604)	(2,540,093)
Average tangible assets	$30,302,334	$29,860,644	$29,588,781	$29,948,201	$28,298,470

Net Income (Loss)	$98,573	$56,448	$102,232	$243,710	$(24,348)
Add back: Amortization of core deposit intangibles, net of tax	3,302	3,340	3,497	10,111	10,686
Adjusted net income (loss)	$101,875	$59,788	$105,729	$253,821	$(13,662)

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended September 30,
2009	2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,763,695	$327,120	5.75%	$21,032,989	$316,780	6.02%
Securities and money market investments	5,991,637	75,816	5.06	6,205,941	81,619	5.26
Total interest-earning assets	28,755,332	402,936	5.60	27,238,930	398,399	5.85
Non-interest-earning assets	4,058,176	4,046,868
Total assets	$32,813,508	$31,285,798
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$4,273,603	$7,380	0.69%	$3,139,091	$13,346	1.69%
Savings accounts	2,810,906	3,687	0.52	2,748,996	5,814	0.84
Certificates of deposit	5,854,953	35,482	2.40	6,938,374	67,274	3.86
Total interest-bearing deposits	12,939,462	46,549	1.43	12,826,461	86,434	2.68
Borrowed funds	14,265,133	130,027	3.62	12,722,990	130,086	4.07
Total interest-bearing liabilities	27,204,595	176,576	2.58	25,549,451	216,520	3.37
Non-interest-bearing deposits	1,129,061	1,267,872
Other liabilities	273,816	249,507
Total liabilities	28,607,472	27,066,830
Stockholders’ equity	4,206,036	4,218,968
Total liabilities and stockholders’ equity	$32,813,508	$31,285,798
Net interest income/interest rate spread	$226,360	3.02%	$181,879	2.48%
Net interest-earning assets/net interest margin	$1,550,737	3.17%	$1,689,479	2.68%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.07	x

Core deposits (1)	$8,213,570	$11,067	0.53%	$7,155,959	$19,160	1.07%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
September 30, 2009	June 30, 2009
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,763,695	$327,120	5.75%	$22,382,786	$321,640	5.75%
Securities and money market investments	5,991,637	75,816	5.06	6,035,990	80,056	5.31
Total interest-earning assets	28,755,332	402,936	5.60	28,418,776	401,696	5.65
Non-interest-earning assets	4,058,176	3,958,436
Total assets	$32,813,508	$32,377,212
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$4,273,603	$7,380	0.69%	$4,038,172	$7,314	0.73%
Savings accounts	2,810,906	3,687	0.52	2,699,431	3,565	0.53
Certificates of deposit	5,854,953	35,482	2.40	6,295,936	44,617	2.84
Total interest-bearing deposits	12,939,462	46,549	1.43	13,033,539	55,496	1.71
Borrowed funds	14,265,133	130,027	3.62	13,696,028	128,615	3.77
Total interest-bearing liabilities	27,204,595	176,576	2.58	26,729,567	184,111	2.76
Non-interest-bearing deposits	1,129,061	1,217,281
Other liabilities	273,816	239,840
Total liabilities	28,607,472	28,186,688
Stockholders’ equity	4,206,036	4,190,524
Total liabilities and stockholders’ equity	$32,813,508	$32,377,212
Net interest income/interest rate spread	$226,360	3.02%	$217,585	2.89%
Net interest-earning assets/net interest margin	$1,550,737	3.17%	$1,689,209	3.06%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.06	x

Core deposits (1)	$8,213,570	$11,067	0.53%	$7,954,884	$10,879	0.55%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Nine Months Ended September 30,
2009	2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,420,775	$970,477	5.77%	$20,586,762	$940,164	6.09%
Securities and money market investments	6,075,369	234,261	5.14	6,282,224	253,859	5.39
Total interest-earning assets	28,496,144	1,204,738	5.64	26,868,986	1,194,023	5.93
Non-interest-earning assets	3,968,661	3,969,577
Total assets	$32,464,805	$30,838,563
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,993,802	$22,257	0.75%	$2,922,880	$40,658	1.86%
Savings accounts	2,704,895	11,468	0.57	2,613,806	17,688	0.90
Certificates of deposit	6,178,552	132,822	2.87	6,770,747	209,647	4.14
Total interest-bearing deposits	12,877,249	166,547	1.73	12,307,433	267,993	2.91
Borrowed funds	14,001,713	387,331	3.70	12,799,358	452,142	4.72
Total interest-bearing liabilities	26,878,962	553,878	2.75	25,106,791	720,135	3.83
Non-interest-bearing deposits	1,163,391	1,341,096
Other liabilities	236,035	215,949
Total liabilities	28,278,388	26,663,836
Stockholders’ equity	4,186,417	4,174,727
Total liabilities and stockholders’ equity	$32,464,805	$30,838,563
Net interest income/interest rate spread	$650,860	2.89%	$473,888	2.10%
Net interest-earning assets/net interest margin	$1,617,182	3.04%	$1,762,195	2.35%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.07	x

Core deposits (1)	$7,862,088	$33,725	0.57%	$6,877,782	$58,346	1.13%

(1) Refers to all deposits other than certificates of deposit.

Please see the following page for an analysis of the Company’s net interest income for the nine months ended September 30, 2008 excluding the impact of the $39.6 million debt repositioning charge recorded in the second quarter of that year, as compared to its net interest income for the nine months ended September 30, 2009.

NEW YORK COMMUNITY BANCORP, INC. ADJUSTED NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

The following table presents an analysis of the Company’s net interest income for the nine months ended September 30, 2008 as if the $39.6 million debt repositioning charge recorded in the second quarter of that year had not been recorded. Although such adjusted net interest income is not a measure of performance calculated in accordance with GAAP, we believe that it is an important indication of our ability to generate net interest income through our fundamental banking business and therefore provides useful supplemental information to both management and investors in evaluating the Company’s financial results.

The following line items are presented in the adjusted net interest income analysis for the nine months ended September 30, 2008 excluding the impact of the debt repositioning charge: interest expense on borrowed funds; average cost of borrowed funds; interest expense on average interest-bearing liabilities; average cost of interest-bearing liabilities; net interest income; interest rate spread; and net interest margin. No adjustments have been made to these items for the nine months ended September 30, 2009.

None of these adjusted items should be considered in isolation or as a substitute for net interest income or its component measures. Moreover, the manner in which we have calculated our adjusted net interest income may differ from that of other companies that may report a measure with a similar name.
For the Nine Months Ended September 30,
2009	2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,420,775	$970,477	5.77%	$20,586,762	$940,164	6.09%
Securities and money market investments	6,075,369	234,261	5.14	6,282,224	253,859	5.39
Total interest-earning assets	28,496,144	1,204,738	5.64	26,868,986	1,194,023	5.93
Non-interest-earning assets	3,968,661	3,969,577
Total assets	$32,464,805	$30,838,563
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,993,802	$22,257	0.75%	$2,922,880	$40,658	1.86%
Savings accounts	2,704,895	11,468	0.57	2,613,806	17,688	0.90
Certificates of deposit	6,178,552	132,822	2.87	6,770,747	209,647	4.14
Total interest-bearing deposits	12,877,249	166,547	1.73	12,307,433	267,993	2.91
Borrowed funds	14,001,713	387,331	3.70	12,799,358	412,495	4.30
Total interest-bearing liabilities	26,878,962	553,878	2.75	25,106,791	680,488	3.62
Non-interest-bearing deposits	1,163,391	1,341,096
Other liabilities	236,035	215,949
Total liabilities	28,278,388	26,663,836
Stockholders’ equity	4,186,417	4,174,727
Total liabilities and stockholders’ equity	$32,464,805	$30,838,563
Net interest income/interest rate spread	$650,860	2.89%	$513,535	2.31%
Net interest-earning assets/net interest margin	$1,617,182	3.04%	$1,762,195	2.54%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.07	x

Core deposits (1)	$7,862,088	$33,725	0.57%	$6,877,782	$58,346	1.13%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2009	2008	2009	2008
GAAP EARNINGS DATA:
Net income (loss)	$98,573	$56,448	$58,064	$243,710	$(24,348)
Basic earnings (loss) per share	0.28	0.16	0.17	0.70	(0.08)
Diluted earnings (loss) per share	0.28	0.16	0.17	0.70	(0.08)
Return on average assets	1.20%	0.70%	0.74%	1.00%	(0.11)%
Return on average tangible assets (1)	1.34	0.80	0.86	1.13	(0.06)
Return on average stockholders’ equity	9.37	5.39	5.51	7.76	(0.78)
Return on average tangible stockholders’ equity (1)	24.04	14.29	14.61	20.27	(1.11)
Efficiency ratio (2)	37.31	51.00	48.34	41.16	52.11
Operating expenses to average assets	1.10	1.26	1.00	1.13	1.04
Interest rate spread	3.02	2.89	2.48	2.89	2.10
Net interest margin	3.17	3.06	2.68	3.04	2.35
Shares used for basic EPS computation	346,176,162	343,549,598	341,971,926	344,359,415	332,023,833
Shares used for diluted EPS computation	346,251,189	343,625,343	342,826,668	344,435,615	332,023,833

OPERATING EARNINGS DATA: (3)
Operating earnings	$90,215	$89,053	$84,779	$266,935	$230,064
Basic operating earnings per share	0.26	0.26	0.25	0.77	0.69
Diluted operating earnings per share	0.26	0.26	0.25	0.77	0.69
Return on average assets	1.10%	1.10%	1.08%	1.10%	0.99%
Return on average tangible assets (1)	1.23	1.24	1.23	1.23	1.13
Return on average stockholders’ equity	8.58	8.50	8.04	8.50	7.35
Return on average tangible stockholders’ equity (1)	22.07	22.08	20.96	22.12	19.64
Operating efficiency ratio (2)	35.85	36.72	38.01	36.39	40.01
Interest rate spread	3.02	2.89	2.48	2.89	2.31 (4)
Net interest margin	3.17	3.06	2.68	3.04	2.54 (4)
Shares used for basic operating EPS computation	346,176,162	343,549,598	341,971,926	344,359,415	332,023,833
Shares used for diluted operating EPS computation	346,251,189	343,625,343	342,826,668	344,435,615	333,142,115

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.
(2)	The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings earlier in this release.
(3)	Please see the reconciliations of GAAP and operating earnings earlier in this release.
(4)	Please see the reconciliations of the Company's interest rate spread and net interest margin to its adjusted interest rate spread and adjusted net interest margin for the nine months ended September 30, 2008 earlier in this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At or for the Three Months Ended
	September 30,	June 30,	December 31,
	2009	2009	2008
BALANCE SHEET DATA:
Book value per share	$12.21	$12.21	$12.25
Tangible book value per share (1)	5.16	4.92	4.92
Stockholders’ equity to total assets	13.20%	12.81%	13.00%
Tangible stockholders’ equity to tangible assets (1)	6.03	5.59	5.66
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	6.25	5.83	5.94
Shares used for book value and tangible book value per share computations (1)	355,457,472	344,742,899	344,353,808
Total shares issued and outstanding	355,839,733	345,208,174	344,985,111

ASSET QUALITY RATIOS:
Non-performing loans to total loans	2.00%	1.49%	0.51%
Non-performing assets to total assets	1.45	1.04	0.35
Allowance for loan losses to non-performing loans	23.17	28.83	83.00
Allowance for loan losses to total loans	0.46	0.43	0.43
Net charge-offs during the period to average loans outstanding during the period	0.03	0.04	0.02
Net charge-offs during the period to the average allowance for loan losses during the period	6.56	9.69	3.65

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.

Footnotes to the Text

(1)	Please see the reconciliations of the Company’s GAAP and operating earnings that appear earlier in this release.
(2)	Please see the reconciliations of the Company’s GAAP and cash earnings that appear earlier in this release.
(3)

The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings earlier in this release.

(4)	The SNL Bank & Thrift Index data referenced in this release is calculated by consolidating the September 30, 2009 data for 257 U.S. banks and thrifts into a single entity at October 26, 2009.
(5)	Please see the reconciliations of the Company’s stockholders’ equity and tangible stockholders’ equity, its total assets and tangible assets, and the related measures earlier in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President &
Director, Investor Relations